CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 118 to the Registration Statement on Form N-1A of Fidelity Puritan Trust: Fidelity Balanced Fund, Fidelity Global Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund of our reports dated September 13, 1999 on the financial statements and financial highlights included in the July 31, 1999 Annual Reports to Shareholders of Fidelity Balanced Fund, Fidelity Global Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    September 23, 1999